UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, DC  20549

                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934


Date of Report (Date of the earliest event reported)  March 1, 2005


                  Lifetime Hoan Corporation
   (Exact name of registrant as specified in its charter)

                          Delaware
       (State or other jurisdiction of incorporation)




          1-19254                          11-2682486
     (Commission File Number)          (IRS Employer Identification No.)




One Merrick Avenue, Westbury, New York             11590
(Address of principal executive offices)         (Zip Code)



Registrant's telephone number, including area code:  (516)683-6000




               N/A
(Former name or former address, if changed since last report)


Item 2.02.  Results of Operation and Financial Condition

On March 1, 2005, Lifetime Hoan Corporation ("the Company") issued a press release setting forth the Company's fourth-quarter and twelve-month 2004 earnings. A copy of the Company's press release is attached hereto as Exhibit 99 and hereby incorporated by reference.

Item 9.01.  Financial Statements and Exhibits

  c)   Exhibits

     99 - Press Release, dated March 1, 2005





                          Signature

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                    Lifetime Hoan Corporation

                    By:  /s/ Robert McNally
                         Robert McNally
                         Vice President of Finance and
                         Chief Financial Officer


Date:  March 1, 2005

EXHIBIT 99

      LIFETIME HOAN REPORTS FOURTH QUARTER 2004 RESULTS


WESTBURY,  N.Y., March 1, 2005 -- LIFETIME HOAN  CORPORATION
(NASDAQ   NM:  LCUT),  a  leading  designer,  marketer   and
distributor of housewares, today announced results for the fourth quarter and full year ended December 31, 2004.

For the fourth quarter of 2004, net sales totaled $68.1 million compared to $62.1 million for the same period of the prior year. The Company reported net income of $5.3 million compared to $5.4 million for the fourth quarter of 2003. On a diluted per share basis, net income was $0.47 per share compared to $0.49 per share in 2003.

Net sales for the twelve months ended December 31, 2004 totaled $189.5 million compared to $160.4 million for the same period in 2003, an increase of 18%. Net income for the period was $8.5 million compared to $8.4 million last year. On a diluted per share basis, net income was $0.75 per share compared to $0.78 per share in 2003.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, "In the fourth quarter, Lifetime's net sales rose by 10%, but our results were nonetheless below our expectations for the period. The shortfall was primarily the result of two factors. First, an important roll-out with a major customer of our new line of
KitchenAid(R) cutlery extended into the first two weeks of January, rather than being completed in December 2004, as we had expected. In addition, sales of our new models of S'Mores Makers did not reach the levels we had anticipated. Our original model, introduced in 2003, was an extremely popular gift item during the holiday season and was a significant contributor to the 31% sales increase we achieved in the fourth quarter of 2003. Though our sales for the fourth quarter of 2004 increased 10%, our SG&A increased 28%, due primarily to augmenting several key areas of our Company in anticipation of growth in 2005, as well as an increase in personnel for the Excel tabletop division that we acquired in July 2004.

"Our outlook for 2005 is very positive. An important source of growth will be the expanded placement for our KitchenAid(R) products that we recently obtained with one of our major
customers.   Overall,  demand for our KitchenAid(R) products,
including the innovative lines of KitchenAid(R) cutlery we launched late last year, remains very strong and will be a primary growth driver in 2005.

"We also expect to realize significant revenue increases across all our product lines, including contributions from the new tabletop and cookware categories we added in July 2004 through our acquisition of Excel Importing Corp. New product introductions will continue to play a significant role in our growth initiatives, primarily in the second half of the year. We will be bringing to market new lines of Sabatier(R) branded cutlery, which, combined with our offerings under the KitchenAid(R) and Cuisinart(R) brands, should enable us to increase our presence in the upper-end of the cutlery market. We also expect to see growth from the exciting new line of bath accessories our new :USE division has developed, as we continue to expand our product line beyond the kitchen into other areas of the home.

"As a result of the wide-ranging growth we expect in our many product lines, we estimate that Lifetime's net sales will total approximately $220 million to $230 million in 2005. For the year, we expect earnings per share to total approximately $0.95 to $1.15."

Lifetime   Hoan  noted  that  fourth  quarter   2004   sales
attributable to the :USE(R) - Tools for Civilization(R), Gemco
Ware and Excel businesses the Company recently acquired totaled $5.7 million.

Lifetime Hoan has scheduled a conference call Tuesday, March 1, at 11:00 a.m. Eastern time to discuss fourth-quarter and full-year 2004 results and additional matters. The dial-in number for the call is (706) 634-1218. A replay of the call will also be available through Tuesday, November 10, and can be accessed by dialing (706) 645-9291, conference ID #4389418. A live webcast of the call will be broadcast at the Company's web site, www.lifetime.hoan.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Lifetime is a leading designer, marketer and distributor of kitchenware, cutlery & cutting boards, bakeware & cookware,
pantryware   &   spices,  tabletop  and  bath   accessories,
marketing  its products under various trade names, including
Farberware(R),   KitchenAid(R),  Cuisinart(R),  Hoffritz(R),
Sabatier(R), DBK-Daniel Boulud Kitchen(TM), Joseph Abboud Environments(R), Roshco(R), Baker's Advantage(R), Kamenstein(R), CasaModa(TM), Hoan(R), Gemco(R) and :USE(R). Lifetime's products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company's future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company's operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company's products, as detailed from time to time in the Company's filings with the Securities and Exchange Commission.
                      Tables to Follow

 COMPANY CONTACT:                        INVESTOR RELATIONS:
 Robert McNally                          Harriet Fried
 Chief Financial Officer                 Lippert/Heilshorn &
 (516) 683-6000                          Associates, Inc.
                                         (212) 838-3777 or
                                         hfried@lhai.com

                  LIFETIME HOAN CORPORATION
                      INCOME STATEMENT
              (in 000's, except per share data)

                                 Three Months Ended
                                    December 31,
                                     (Unaudited)
                                                          % Increase
                                   2004         2003      (Decrease)
      Net  Sales                 $68,059     $62,053         9.7%
      Cost of Sales               40,100      36,936         8.6%
      Distribution Expenses        6,426       6,241         3.0%
      SG&A                        12,378       9,706        27.5%

      Income from Operations       9,155       9,170        (0.2%)

      Interest Expense               299         243        23.0%
      Other Income                  (15)        (17)       (11.8%)

      Income Before Taxes          8,871       8,944        (0.8%)

      Tax Provision                3,531       3,536        (0.2%)

             Net Income           $5,340      $5,408        (1.3%)

      Diluted Earnings Per
       Share from Net Income       $0.47       $0.49
      Weighted Average Shares     11,250      11,036


                                 Twelve Months Ended
                                    December 31,
                                                           %Increase
                                  2004         2003       (Decrease)
      Net  Sales                $189,458     $160,355        18.1%
      Cost of Sales              111,497       92,918        20.0%
      Distribution Expenses       22,830       21,031         8.6%
      SG&A                        40,282       31,761        26.8%

      Income from Operations      14,849       14,645         1.4%

      Interest Expense               835          724        15.3%
      Other Income                  (60)         (68)       (11.8%)

      Income Before Taxes         14,074       13,989         0.6%

      Tax Provision                5,602        5,574         0.5%

      Net Income                  $8,472       $8,415         0.7%

      Diluted Earnings Per
       Share from Net Income       $0.75        $0.78
      Weighted Average Shares     11,226       10,754





                  LIFETIME HOAN CORPORATION
            CONDENSED CONSOLIDATED BALANCE SHEETS
                       (in thousands)

                               December 31,   December 31,
                                   2004           2003
 ASSETS
 CURRENT ASSETS
  Cash and cash equivalents       $1,741         $1,175
  Accounts receivable, net        34,083         31,977
  Merchandise inventories         58,934         49,294
  Prepaid expenses and other
   current assets                  7,785          5,838
      TOTAL CURRENT ASSETS       102,543         88,284

 PROPERTY AND EQUIPMENT, net      20,003         20,563
 INTANGIBLES, net                 31,484         25,675
 OTHER ASSETS                      2,305          2,214
    TOTAL ASSETS                $156,335       $136,736

 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Short-term borrowings          $19,400        $16,800
  Accounts payable and trade
   acceptances                     7,892          8,405
  Other current liabilities       25,621         21,769
    TOTAL CURRENT LIABILITIES     52,913         46,974

 DEFERRED RENT & OTHER LONG
  TERM LIABILITIES                 2,072          1,593
 DEFERRED INCOME TAX LIABILITIES   3,412          2,088
 LONG-TERM BORROWINGS              5,000              -

 STOCKHOLDERS' EQUITY             92,938         86,081
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY       $156,335       $136,736